Exhibit 10.20

FORM OF

USED BEECH 1900D AIRLINER OPERATING LEASE AGREEMENT

between

RAYTHEON AIRCRAFT CREDIT CORPORATION

and

GREAT LAKES AVIATION, LTD.

LEASE AGREEMENT NO.

AIRCRAFT SERIAL NO.

DATE:

USED BEECH 1900D AIRLINER OPERATING LEASE AGREEMENT

between

RAYTHEON AIRCRAFT CREDIT CORPORATION

and

GREAT LAKES AVIATION, LTD.

INDEX

Article		Page
1	Lease of Aircraft	1

2	Term of Lease and Rental Payments	3

3	Aircraft Selection	4

4	Lessee’s Final Acceptance of Aircraft	4

5	Warranties and Lessor’s Disclaimer	5

6	Ownership and Inspection of Aircraft	6

7	Maintenance and Records	7

8	Use and Operation of Aircraft	10

9	Insurance	11

10	Loss or Damage	13

11	General Indemnities	15

12	Licenses, Certificates, Permits, Fees and Taxes	16

13	Default and Remedies	16

14	Return of Aircraft	19

15	Assignments and Benefits	25

i

Article		Page
16	Notices	26

17	Lessee’s Representations, Warranties and Covenants	27

18	Disputes	28

19	Miscellaneous	28

20	Early Termination Option	30

	Signature Page	31

Exhibits

A	Additional Lease Details

B	Certificate of Final Acceptance

OPERATING LEASE AGREEMENT

This Operating Lease Agreement (“Agreement” or “Lease”) is made and entered into at Wichita, Kansas, as of the date of its execution by the last of the parties hereto to execute the same, by and between RAYTHEON AIRCRAFT CREDIT CORPORATION, a Kansas corporation, with its principal place of business at 8300 East Thorn Drive, Suite 100, Wichita, Kansas 67226 (hereafter “Lessor”), and GREAT LAKES AVIATION, LTD., an Iowa corporation, with its principal place of business at 1022 Airport Parkway, Cheyenne, Wyoming 82001 (“Lessee”).

In consideration of the mutual promises, covenants and agreements set forth herein, Lessor and Lessee agree as follows:

ARTICLE 1: LEASE OF AIRCRAFT

1.1	Lessor hereby leases to Lessee, and Lessee hereby leases from Lessor, one (1) used Beech (described as BEECH AIRCRAFT CORPORATION on the International Registry drop down menu) Model 1900D Airliner aircraft manufactured by Raytheon Aircraft Company (hereafter “Manufacturer”), bearing manufacturer’s serial number and United States Registration number , as further described in the Certificate of Final Acceptance, the form of which is attached hereto as Exhibit “B”.

1.2	All Exhibits referred to herein and attached hereto are by this reference incorporated as an integral part of this Lease, subject to the terms and conditions set forth herein.

1.3	Lessee is the holder of U.S. Federal Aviation Administration (“FAA”) Air Carrier Certificate No. GL-BA0-31A issued pursuant to 14 CFR §121/135, and intends to operate the Aircraft to be furnished to it hereunder pursuant to said Certificate.

1.4	In accordance with the Convention on International Interests in Mobile Equipment (the “Convention”), the Protocol to the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment (the “Protocol”), both signed in Cape Town, South Africa on November 16, 2001, as ratified by the United States, together with the Regulations for the International Registry and the International Registry Procedures, and all other rules, amendments, supplements, and revisions thereto (collectively the “Cape Town Treaty”), Lessee acknowledges and agrees that this Lease creates and constitutes an International Interest (as defined and provided for in the Cape Town Treaty) in the Aircraft. The terms “Administrator”, “International Interest”, “International Registry”, “Professional User Entity”, “Professional User”, “Prospective International Interest”, “Register”, “Registration”, “Transacting User Entity”, shall have the meanings given them in the Convention or Protocol, as applicable. The term “searchable” shall have the meaning contemplated by Article 19 of the Convention.

1.5	Definitions

“Aircraft” means (i) the aircraft described in the Certificate of Final Acceptance including the Airframe, the Engines, the Propellers, the Landing Gear whether or not installed on the Airframe, (ii) all Parts and components thereof, (iii) spare parts or ancillary equipment or devices furnished with the Airframe, or the Engines under this Agreement, (iv) all Technical Records, and (v) substitutions, renewals and replacements of any of the items identified in clauses (i) through (iv) above, including, in the case of (i), (ii) and (iii), any Engine, Propeller, Landing Gear or Part which is for the time being detached from the Airframe but remains the property of Lessor pursuant to this Agreement.

“Airframe” means the Aircraft, excluding the Engines and Technical Records.

“Certificate of Final Acceptance” shall have the meaning ascribed to it in Article 4.1(B)(3).

“Engine” means each of the engines listed on the Certificate of Final Acceptance, and any replacement engine acquired by Lessor and leased to Lessee pursuant to the terms of this Lease following a Total Loss or an early removal of an Engine, together, in any case, with any and all Parts which are from time to time incorporated in or attached to such engine and any and all Parts removed therefrom so long as title thereto is to remain vested in Lessor in accordance herewith.

“Landing Gear” means the landing gear installed on the Airframe on the Lease Commencement Date or any replacement thereof made in accordance with this Agreement, together, in any case with any and all Parts which are from time to time incorporated or attached to such landing gear and any and all Parts removed therefrom so long as title thereto is to remain vested in Lessor in accordance herewith pursuant to Article 7.9.

“Part” means any part, component, appliance, accessory, instrument or other item of equipment (including the Propellers and Landing Gear, but excluding complete Engines or other engines) for the time being installed or incorporated in or attached to the Airframe or an Engine, or which, having been removed therefrom, is to remain the property of Lessor pursuant to this Agreement.

“Pratt & Whitney” means Pratt & Whitney Canada Corporation and/or any affiliate thereof.

“Propeller” means each of the propellers specified in the Lease Supplement and any replacement thereof made in accordance with this Agreement together, in any case, with any and all Parts which are from time to time incorporated in or attached to such propeller and any and all Parts removed therefrom so long as title thereto is to remain vested in Lessor in accordance herewith.

“Return of Aircraft” shall have the meaning ascribed to it in Article 2.4.

“Security Deposit” shall have the meaning ascribed to it in Article 2.4.

“Technical Records” means, whether in paper, photographic, digital, electronic or other media, all technical data, manuals supplied by the Manufacturer or any other manufacturer or supplier, logs, records, and other materials and documents regarding the Aircraft or any part thereof that are delivered to Lessee upon delivery, including but not limited to those identified on the Certificate of Final Acceptance or that are kept by Lessee or required by the FAA to be kept whether in compliance with any applicable law or this Agreement or any requirement for the time being of the FAA.

ARTICLE 2: TERM OF LEASE AND RENTAL PAYMENTS

2.1	Lease Term: Subject to the Early Termination Option set forth in Article 20 below, this Lease shall be for the term stated in Exhibit “A” (hereafter “Lease Term”). The Lease Term will commence on , as further set out in the Certificate of Final Acceptance (the “Lease Commencement Date”). Upon expiration or termination of this Lease as provided herein, Lessee will return the Aircraft to Lessor in accordance with the provisions set forth below in Article 14.

2.2

Rental Payments: Lessee shall pay to Lessor as rent a monthly rental payment in the amount stated in Exhibit “A”, which payment shall be payable in advance each month. The first monthly rental payment shall be due and payable to Lessor three (3) business days prior to the Lease Commencement Date. Each subsequent monthly rental payment shall be due and payable on the twenty-eight (28th) day of each calendar month thereafter.

2.3	Obligation to Pay Rent: Lessee shall make all rental payments and other payments to Lessor required under this Lease, in funds subject to immediate withdrawal, to such bank account as Lessor may from time to time specify. Lessee’s obligations to pay all rent and other sums payable hereunder are absolute and unconditional, and without regard to: (A) any write-up, set-off, counterclaim or any other right which Lessee may have against Lessor, the Manufacturer, the manufacturers of any other part of the Aircraft, or any other person for any reason whatsoever; (B) unavailability or interruption in use of the Aircraft, including governmental requisition thereof, or limitations or restrictions in use of the Aircraft due to governmental action; (C) bankruptcy, reorganization or similar legal status on the part of Lessor, Lessee, any of the aforesaid manufacturers or any other person; (D) Total Loss of the Aircraft until this Lease is terminated upon receipt by Lessor of the Stipulated Value in accordance with Article 10.2; and (E) any default of Lessee under this Lease, including, but not limited to, any failure of Lessee to redeliver the Aircraft at the end of the Lease Term.

2.4

Security Deposit: Lessee shall guarantee its performance hereunder in the form of a “Security Deposit” payable to Lessor at least three (3) business days prior to the Lease Commencement Date in the amount stated in Exhibit “A”. Assuming no Event of Default (reference Article 13.1) has occurred and is continuing under this Lease, Lessee’s Deposit shall be refunded by Lessor if, and only if, (A) upon return of the Aircraft, Lessee complies with the requirements of Article 14 of this Lease (“Return of Aircraft”), and (B) Lessee shall be current in the payment of all indebtedness or other sums due and owing to Lessor, or any affiliate company of Lessor, by reason of any note, lease or other instrument or obligation, and no event of default is continuing under any contractual commitment of Lessee to Lessor or its affiliate companies. Lessee hereby authorizes Lessor to apply all or applicable portions of the Security Deposit to be refunded hereunder in accordance with any other written agreement or written instruction signed by an authorized representative of Lessee.

2.5	If any payment due hereunder to Lessor by Lessee is delayed, directly or indirectly, by Lessee’s action or inaction, then such delayed payment shall be subject to interest at 1.25 times the prime interest rate charged by Bank of America (New York, N.Y.) during the period of such nonpayment.

ARTICLE 3: AIRCRAFT SELECTION

3.1	Lessee acknowledges and agrees that (i) the Aircraft selected to be leased hereunder is of the quality, size, design, capacity and manufacture selected by Lessee in its sole discretion; and (ii) Lessee is satisfied that the Aircraft selected is suitable for Lessee’s purposes.

ARTICLE 4: LESSEE’S FINAL ACCEPTANCE OF AIRCRAFT

4.1	Lessor shall offer the Aircraft for delivery to Lessee at Lessee’s facility in Cheyenne, Wyoming, in accordance with the following procedure:

(A)	The Aircraft shall be subject to Final Acceptance by Lessee’s duly authorized representatives (hereafter “Lessee’s Representative”) at Lessee’s facility in Cheyenne, Wyoming.

(B)	Delivery Procedure. The Aircraft shall be offered for acceptance and delivery to Lessee in accordance with the following procedure:

(1)	Final acceptance of the Aircraft shall be based upon the Aircraft being leased to Lessee in an “AS IS, WHERE IS, AND WITH ALL FAULTS” condition. Lessee will perform at its sole cost and expense all inspections, maintenance, repair and reconditioning of the Aircraft as may be required in order for Lessee to place the Aircraft on its operating certificate and satisfy the requirements of the Federal Aviation Regulations. Lessee will repair all airworthiness and safety of flight discrepancies prior to placing the Aircraft into revenue service.

(2)	Prior to final acceptance, (a) Lessee shall establish a valid and existing account with the International Registry, and appoint an Administrator and/or a Professional User acceptable to Lessor to make registration in regards to the Aircraft and this Lease, and (b) Lessor and Lessee shall register a first priority Prospective International Interest in connection with the Aircraft which shall be searchable in the International Registry to the satisfaction of Lessor.

(3)	Upon completion of final acceptance of the Aircraft by Lessee, Lessee’s Representative shall sign and provide Seller with a Certificate of Final Acceptance similar in form to that set forth in Exhibit “B” attached hereto (“Certificate of Final Acceptance”).

(4)	Risk of loss shall pass to the Lessee upon completion of final acceptance, as evidenced by the signed Certificate of Final Acceptance.

ARTICLE 5: WARRANTIES AND LESSOR’S DISCLAIMER

5.1	Lessor warrants that Lessee shall have the right to possession and quiet enjoyment of the Aircraft during the Lease Term so long as Lessee is not in default.

5.2	LESSEE ACKNOWLEDGES AND UNDERSTANDS LESSOR IS NOT THE MANUFACTURER OF THE AIRCRAFT TO BE LEASED HEREUNDER. THEREFORE, LESSOR LEASES THE AIRCRAFT TO LESSEE IN AN “AS IS” AND “WITH ALL FAULTS” CONDITION. LESSOR MAKES NO WARRANTIES OR REPRESENTATIONS TO LESSEE, EITHER EXPRESS OR IMPLIED, AS TO:

(A)	THE CONDITION, DESIGN, OPERATION, FITNESS FOR USE OR MERCHANTABILITY OF THE AIRCRAFT;

(B)	THE FITNESS OF THE AIRCRAFT FOR ANY PARTICULAR PURPOSE OF LESSEE;

(C)	THE AIRWORTHINESS OF THE AIRCRAFT; OR

(D)	ANY OTHER MATTER WHATSOEVER, IT BEING EXPRESSLY AGREED BY THE PARTIES THAT ALL RISKS RELATING TO OR ARISING FROM LESSEE’S USE AND OPERATION OF THE AIRCRAFT SHALL BE BORNE AND ASSUMED SOLELY BY LESSEE.

5.3	WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, LESSOR SHALL NOT BE LIABLE FOR ANY DEFECTS, EITHER LATENT OR PATENT, IN THE AIRCRAFT NOR FOR ANY GENERAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES, INCLUDING, WITHOUT LIMITATION, ANY DAMAGES FOR DIMINUTION OF MARKET VALUE, LOSS OF USE OF THE AIRCRAFT, LOSS OF PROFITS OR FOR ANY INTERRUPTION IN LESSEE’S BUSINESS OCCASIONED BY ITS INABILITY TO USE THE AIRCRAFT FOR ANY REASON WHATSOEVER. LESSOR SHALL NOT BE LIABLE FOR ANY DAMAGES CLAIMED BY LESSEE OR ANY OTHER PERSON OR ENTITY UPON THE THEORIES OF NEGLIGENCE OR STRICT LIABILITY IN TORT.

5.4	In no event shall any defect in, or unfitness of, the Aircraft relieve Lessee of any of its obligations under this Lease, including but not limited to its obligations to pay rent or make any other payments required under this Lease.

ARTICLE 6: OWNERSHIP AND INSPECTION OF AIRCRAFT

6.1	Lessee acknowledges and agrees to each of the following:

(A)	Ownership of and title to the Aircraft and the Engines, Propellers and Parts installed therein and accessions thereto (including all Engines, Propellers and Parts installed subsequent to delivery) shall vest in and remain with Lessor, subject to the provisions set forth below in Article 7.9.

(B)	Lessee will make no claim nor assert any right to the Aircraft inconsistent with Lessor’s ownership and title thereto.

(C)	If required by the FAA or if requested by Lessor, Lessee will cause the Aircraft to have plainly, distinctly and permanently affixed to it at all times during the Lease Term a statement (in size, form and location reasonably satisfactory to Lessor) indicating that the Aircraft is owned by Lessor and, if applicable, financed by a specifically-named third party.

(D)	Lessee will at all times keep the Aircraft free and clear from any and all liens, claims, charges, registrations, encumbrances and legal processes and, at Lessee’s expense, will protect and defend Lessor’s title to the Aircraft from and against all liens, claims, charges, encumbrances and legal processes which may arise during the Lease Term, except for liens, claims, charges, encumbrances and legal processes arising through Lessor. Lessee will not register any prospective or current International Interest or Contract of Sale (or any amendment, modification, supplement, subordination of subrogation thereof) with the International Registry without the prior written consent of Lessor which may be withheld in its sole discretion. Any agreement between Lessee and a third party will provide that said third party shall acknowledge and agree it will not register, or consent to or allow any registration whatsoever (including a registration of a prospective international interest or prospective contract of sale) against the Aircraft and a covenant from the third party to include this prohibition and covenant in any other contract or agreement said third party may enter into regarding the Aircraft.

(E)	Lessee will, whenever requested by Lessor during the Lease Term, execute and deliver to Lessor any agreements, instruments and documents, in a form satisfactory to Lessor, which may be necessary to fully consummate the various undertakings contemplated herein and necessary for the maintenance and protection of Lessor’s title to the Aircraft, including, but not limited to, filings with the FAA or the International Registry.

(F)	Lessee will allow Lessor to make reasonable periodic inspections of the Aircraft and its Engines, Propellers, Parts and Technical Records, including visual and physical inspections and testing utilizing such methods and non-destructive technologies as Lessor, in its sole discretion, deems proper and necessary.

(G)	Lessee will make reports in such form (consistent with standard industry practice) and at such times as Lessor may reasonably require with regard to the Aircraft, including, but not limited to, the use, operation, location and condition of the Aircraft.

6.2	Lessee understands and agrees that it will not acquire any right of beneficial ownership or equity in the Aircraft by reason of the payment of any rentals hereunder or by virtue of any other reason or legal theory. Lessee shall not have the right to register the Aircraft in Lessee’s name with the FAA or any other governing authority, unless Lessor specifically agrees in writing.

6.3	Lessee acknowledges that Lessor is the owner of the Aircraft and that Lessee holds the Aircraft under lease from Lessor. Lessee covenants that it will, for income tax purposes, treat the transactions contemplated hereby as a true lease and will not take any position on its tax returns or in any other document or instrument relating thereto that is inconsistent therewith other than, if required by generally accepted accounting principles, its financial statements.

ARTICLE 7: MAINTENANCE AND RECORDS

7.1	Lessee shall, at its own expense and at all times during the Lease Term, maintain the Aircraft and cause the Aircraft to remain currently certified and completely airworthy and in good and safe operating order, repair and condition in accordance with the requirements of the FAA and any other governmental authorities having jurisdiction therefor. Lessee, at its own expense, shall also pay for all fuel, service, inspections, overhauls, replacements, substitutions, improvements, storing, hangaring, maintenance and Airworthiness Directives (with which the FAA requires completion or compliance during the Lease Term) respecting the Aircraft and will permit all such required inspections, replacements, substitutions, maintenance and repair work to be performed only at either (a) Lessee’s service facility, provided that Lessee maintains its Part 121 and Part 145 certifications, or (b) service facilities duly licensed by the FAA, approved by the Manufacturer and acceptable to Lessor. Lessee will cause all such work (as described in the preceding sentence) to be performed by appropriately licensed and currently certificated persons duly qualified to perform such work as and when required thereby.

7.2	Lessee will operate the Aircraft in compliance with all FAR requirements set forth under Title 14 of the Code of Federal Regulations, as well as any other applicable laws or regulations.

7.3	Lessee will maintain the Aircraft in accordance with the Manufacturer’s operating, inspection and maintenance manuals or Lessee’s FAA-approved maintenance and inspection program, and in compliance with all applicable FAR requirements set forth under Title 14 of the Code of Federal Regulations (hereinafter sometimes referred to as “Maintenance Program”).

7.4	Lessee shall prepare and maintain all Technical Records pertaining to the Aircraft during the Lease Term in accordance with all applicable rules and regulations of the FAA and any other governmental authorities. Such records shall be prepared and maintained in a commercially prudent manner and shall provide a complete historical record of the Aircraft, including, but not limited to, the use, operation, servicing and maintenance of the Aircraft, and all Airworthiness Directives and Service Bulletins that may be issued relative to the Aircraft. A complete record of the number of Manufacturer’s defined and specified cycles completed by the Aircraft shall also be maintained in appropriate log books or other permanent records for the Aircraft.

7.5	All records which Lessee is required to prepare, maintain and retain under this Article shall be available for examination and copying by Lessor at all reasonable times. Lessee agrees to furnish any information in respect to the location and use of the Aircraft that Lessor may reasonably request. Lessee shall deliver, free of charge, all such records in complete and current form to Lessor upon return of the Aircraft to Lessor.

7.6	Lessee, at its sole expense, may make alterations, modifications, additions or improvements to the Aircraft, provided that:

(A)	any such alteration, modification, addition or improvement has been approved by the Manufacturer of the Aircraft and/or required by the FAA;

(B)	any such alteration, modification, addition or improvement does not eliminate any of the Aircraft’s capabilities, nor reduce its value or utility, nor impair its warranty, airworthiness, certifications, safety or performance; and

(C)	Lessee receives Lessor’s prior written approval, provided that such approval shall not be required with respect to any routine maintenance or repairs performed by Lessee on the Aircraft.

Unless otherwise agreed in writing, all such alterations, modifications, additions and improvements to the Aircraft shall become a part of the Aircraft leased hereunder. Lessee shall promptly notify Lessor in writing of the nature of any contemplated alteration, modification, addition or improvement, and if Lessor’s written approval is given, Lessee shall subsequently notify Lessor upon the completion of the alteration, modification, addition or improvement that such work has been accomplished and all required entries in the Technical Records or other permanent records of the Aircraft have been made and certified by FAA-authorized Inspectors.

7.7

Lessee shall promptly notify Lessor of any and all engine and propeller changes or substitutions with respect to the Aircraft. Lessee agrees to execute, deliver and facilitate any and all required filings necessary in connection with such change or substitution, including but not limited to filings with the FAA or the International Registry, that Lessor shall determine in its sole discretion are necessary to maintain and protect its interest in the Aircraft.

7.8	Engine Maintenance Costs and Consumption Fee

(A)	Maintenance Costs: Lessee shall be solely responsible for the cost of all scheduled and unscheduled maintenance on the Engines during the Lease Term, including but not limited to the cost of any basic unscheduled removal of an engine and foreign object damage.

(B)	Consumption Fee: In lieu of Lessee enrolling the Engines in a maintenance reserves plan or program with the engine manufacturer or other third party supplier of such services, Lessee shall pay Lessor an engine consumption fee in the amount stated in Exhibit “A” for all engine utilization during the Lease Term. The consumption fees shall (i) be calculated on a monthly basis and paid by Lessee to Lessor monthly in arrears, (ii) be the sole and exclusive property of Lessor, and (iii) not be available to Lessee for use as maintenance reserves or for use in performing repairs or maintenance on the Aircraft’s engines.

7.9	Substitution and Ownership of Parts and Engines

(A)	Substitution of Parts. Lessee, at its own cost and expense, will promptly replace any and all Parts (inclusive of Propellers and Landing Gear) that may from time to time be incorporated or installed in or attached to the Aircraft or any Engine that may from time to time become worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use for any reason whatsoever. All replacement Parts and replacement Engines shall (i) be in as good operating condition as the Part or Engine replaced assuming such replaced Part or replaced Engine was in the condition and repair required to be maintained by the terms of this Agreement, (ii) be of comparable make and model or an improved or advanced version of the replaced Part or Engine and approved for installation on the Aircraft, (iii) have origin (back-to-birth) traceability and valid FAA certification, and (iv) not impair the airworthiness or diminish the overall value of the Aircraft, and any such replacement Part or Engine, upon installation on the Aircraft, shall thereby be owned by Lessor and become subject to this Agreement without the necessity of further act.

(B)

Ownership of Replacement Parts and Engines. Lessee shall procure that any substituted, replacement or renewed Part or Engine shall be, or upon installation on the Aircraft become, the property of Lessor subject to this Agreement and any security documents and be free and clear of liens and encumbrances, and Lessee shall deliver to Lessor any instruments reasonably required by Lessor evidencing Lessor’s title to such substitution, replacement or renewal Part or Engine. Any Part or Engine at any time removed from the Aircraft shall remain the property of Lessor, no matter where located, until such time as such Part or Engine shall be replaced by a Part or Engine that has been incorporated or installed in or attached to the Aircraft in a manner that satisfies the requirements of the preceding sentence, whereupon title and ownership to such removed Part or Engine shall vest in Lessee.

(C)	Removal, Pooling and Interchange of Engines and Propellers. Lessee shall not permit any Engine or Propeller to be removed from the Aircraft and (i) installed on another aircraft, (ii) placed into storage or (iii) placed into the care, custody or control of any third party without first obtaining the express written consent of Lessor.

(D)	Title to Removed Parts and Engines. If a Part or Engine is at any time removed from the Aircraft for any reason whatsoever, title to such Part or Engine shall remain vested in Lessor at all times and such shall remain subject to this Agreement and any security documents, and Lessee shall not take any steps that could be reasonably expected to jeopardize the interest of Lessor and any lender or secured party therein or that could be reasonably expected to lead any third party to believe that such Part or Engine is the property of any person other than Lessor, subject to the provisions set forth above in the last sentence of Article 7.9(B).

ARTICLE 8: USE AND OPERATION OF AIRCRAFT

8.1	Lessee warrants that the Aircraft will be used only for lawful purposes in the normal course of Lessee’s business. Lessee shall at all times keep the Aircraft duly and properly registered on the U.S. register of civilian aircraft. Lessee’s use and operation of the Aircraft is restricted to the areas of operation authorized in Lessee’s FAA-approved operations specifications. Lessee will not use or operate the Aircraft in any geographic area for which Lessee has not obtained and is maintaining, in full force and effect, the insurance coverage required under this Lease. Additionally, Lessee must obtain and carry adequate insurance coverage protecting the Aircraft against confiscation, war risks and allied perils for any operations outside of the United States of America, Canada and/or Mexico.

8.2	During the Lease Term, Lessee shall hold and maintain in good standing a current and valid operating certificate in conformity with FAR Parts 121, and/or 135, as such FARs may be applicable to Lessee’s usage and operation of the Aircraft. Lessee agrees to use and operate the Aircraft only in full compliance with all applicable FAR requirements and in accordance with the terms, conditions and provisions of all insurance policies required under this Lease.

8.3	During the Lease Term, Lessee will abide by and conform to all applicable laws, ordinances, orders, rules and regulations, whether federal, state, municipal, foreign or otherwise, now existing or hereafter enacted (including, without limitation, those now or hereafter promulgated by the FAA and any other governmental agency having jurisdiction over the Aircraft), which control or in any way affect the possession, maintenance, condition, operations, use or airworthiness of the Aircraft, or the use of any premises or facilities occupied by the Aircraft.

8.4	Lessee will not load, use, operate, maintain, service, repair, hangar or store the Aircraft negligently, abusively, improperly or in violation of this Lease or so as to void or adversely affect any insurance covering the Aircraft. Lessee will keep the Aircraft adequately protected at all times when not in use.

ARTICLE 9: INSURANCE

9.1	Lessee will, at all times and at its sole expense, obtain and carry the types and amounts of insurance coverage specified below (to the extent the same are commercially available to airline operators):

(A)	“All Risk” type hull insurance on the Aircraft, subject to the physical damage deductible both In-Flight and Not In-Flight, including ingestion and foreign object damage, and in amounts not less than the value stated in Exhibit “A” (“Stipulated Value”) attached hereto and with a deductible not exceeding U.S.$50,000.00. All policies of insurance carried in accordance with this subsection (A) will provide that the insurance proceeds from any loss involving the Aircraft will be jointly payable to Lessor and Lessee, provided that insurance proceeds in amounts below U.S.$50,000.00 may be paid by the insurer directly to Lessee.

(B)	Aircraft passenger liability, public liability and property damage liability insurance, including such additional liability insurance as is necessary to cover Lessee’s incidental use and operation of the Aircraft, with limits no less than U.S. $50,000,000.00 combined single limit per occurrence. Such insurance will not favor Lessee or any other insured as against Lessor, its officers, agents, servants, employees, successors or assigns as to priority of application of insurance proceeds in satisfaction of claims against more than one insured.

(C)	Hull War and Allied Perils coverage for the amount of the Stipulated Value (including confiscation by government of registration), and Liability War and Allied Perils coverage (form AVN 52E) in the amount of U.S. $50,000.000.00, or if the FAA offers such War and Allied Perils insurance coverage which affords to Lessor equal to or better coverage and amounts as required by form AVN52E, Lessee may carry such War and Allied Perils coverage under an FAA insurance policy. If separate Hull “all risk” and “war risk” insurance is arranged, a 50/50 provision must be included in accordance with market practice (AVS 103 is the current market language).

(D)	Insurance on the Aircraft’s engines and parts, which covers said engines or parts when they are not installed on the Aircraft or another aircraft, under a contract of all risks property insurance for an amount which will at no time shall be less than the replacement cost of said engines or parts, the terms and conditions of which do not provide for any payment by Lessee in the form of a deductible in an amount greater than U.S. $50,000.00.

9.2	All insurance policies maintained by Lessee in accordance with Article 9.1, subsections (A) through (D), will also comply with each of the following requirements:

(1)	name Lessor and Lessee as loss payee with respect to the physical damage coverages maintained in accordance with the provisions of subsections (A), (C) and (D) and as additional insured with respect to the liability coverages maintained in accordance with the provisions of subsections (B) and (C);

(2)	be in the kind and form satisfactory to Lessor and issued by insurers of recognized responsibility which are satisfactory to Lessor;

(3)	with regard to the insurance coverage required by subsection (B), be primary without right of contribution from any other insurance which is carried by Lessor with respect to its interest in the Aircraft;

(4)	waive any right of subrogation of the insurer against Lessor; likewise, Lessee will waive any right of subrogation against Lessor to the same extent the Lessee has waived its rights of recovery under the terms of this agreement;

(5)	provide that Lessor shall have no obligation or liability for premiums, commissions, assessments or calls in connection with such insurance policies;

(6)	provide that if such insurance is canceled by insurers for any reason whatsoever, or any substantial change is made in policy terms, conditions or coverage adverse to the interests of Lessor, or the policy is allowed to lapse for nonpayment of premium, such cancellation, change or lapse will not be effective as to Lessor until thirty (30) days (seven [7] days or such shorter period as is customary with respect to War Risks coverages / ten [10] days in the event of cancellation due to nonpayment of premium) after Lessee’s insurers send written notice of the cancellation, change or lapse in policy terms, conditions or coverage to Lessor via certified mail or facsimile transmission;

(7)	provide that in respect of the interest of Lessor in such policies, the insurance will not be invalidated by any action or inaction of Lessee and will insure Lessor regardless of any breach or violation by Lessee of any warranty, declaration or condition contained in such policies as respects physical damage coverage only;

(8)	provide that the geographic limits, if any, contained in such policy will include at a minimum all territories over which Lessee will operate the Aircraft;

(9)	Lessee will furnish to Lessor evidence of the aforesaid insurance coverage in certificate form. Evidence of renewal of each policy will thereafter be furnished to Lessor in certificate form. Lessee covenants that it will not do any act or voluntarily suffer or permit any act to be done whereby any insurance required hereunder will or may be suspended, impaired or defeated; and

(10)	only with respect to subsection (B), include a Severability of Interest Clause which provides that the insurance, except for the limit of liability, will operate to give each insured the same protection as if there was a separate policy issued to each of them.

9.3	Lessee’s use of the Aircraft may be terminated by Lessor, at any time and without notice, in the event Lessee fails to maintain in force any of the insurance coverage required under this Article.

9.4	Lessee warrants that the Aircraft shall be operated:

(A)	only by duly licensed pilot operators currently certificated as qualified to operate the Aircraft in compliance with the laws of the United States or any other state or local governmental authorities having jurisdiction therefor; and

(B)	in accordance with the provisions of the insurance policy or policies issued in connection therewith.

ARTICLE 10: LOSS OR DAMAGE

10.1	Lessee assumes and shall bear the entire risk of loss, destruction, theft, taking of or damage to the Aircraft from any cause whatsoever. Lessee shall promptly report to Lessor in writing any loss, destruction, theft, taking of or damage to the Aircraft, and shall promptly provide to Lessor copies of all reports or documents made or given by Lessee relating thereto.

10.2	In the event the Aircraft shall have been lost, destroyed, stolen or damaged to such an extent that the Manufacturer and/or Lessor determines that repair thereof is impractical, or in the event of a total taking of the Aircraft (which term includes, without limitation, seizure, hijacking, condemnation, requisition or taking of possession of the Aircraft by any governmental authority, domestic or foreign, or any agency or political subdivision thereof), Lessee shall pay to Lessor or its Assignee within ninety (90) days after such loss, destruction, theft, taking or damage, a sum equal to the Stipulated Value stated in Exhibit “A” hereto, plus an amount equal to any accrued rental payments due hereunder, plus all other sums payable under this Lease (including, but not limited to, the sums payable under any indemnity provisions). The occurrence of any of the above-identified incidents shall be deemed as a “Total Loss” of the Aircraft. Any nonpayment of insurance proceeds that may be due hereunder will not excuse Lessee from its obligation to pay Lessor as set forth hereinabove.

10.3

To the extent that the loss, destruction, theft, taking or damage described in Article 10.2 is covered by insurance, all proceeds of such insurance shall be first applied by Lessor toward satisfaction of the payments required to be made to Lessor or its Assignee pursuant to Article 10.2. Upon Lessor’s receipt of payment in full as required under Article 10.2, this Lease shall terminate (if Lessee is not then in default under this Lease) and Lessee shall become entitled to:

(A)	all remaining proceeds of insurance pertaining to the Aircraft, and all rights and ownership in the insurance policies required under this Lease, except as to such policies insuring or covering liabilities of Lessor or any other person named as insured or covered thereby, caused by or arising out of or in connection with any events, matters or circumstances antedating or existing at the time of such termination; and

(B)	all of Lessor’s rights, title, duties and interest with regard to the Aircraft as they exist at the time of such termination, without warranty, express or implied, as to any matter whatsoever.

LESSEE’S ACQUISITION OF TITLE TO THE AIRCRAFT SHALL BE “AS IS, WHERE IS, AND WITH ALL FAULTS”. FOLLOWING TRANSFER OF TITLE TO LESSEE, LESSOR SHALL NOT THEREAFTER BE LIABLE FOR ANY GENERAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES, INCLUDING, WITHOUT LIMITATION, ANY DAMAGES FOR LOSS OF USE, LOSS OF PROFITS OR DIMINUTION OF MARKET VALUE, OR ANY DAMAGES CLAIMED BY THE LESSEE OR ANY OTHER PERSON OR ENTITY UPON THE THEORIES OF NEGLIGENCE OR STRICT LIABILITY IN TORT.

Following Lessor’s transfer of title to Lessee, Lessee shall release, indemnify and hold Lessor harmless, together with its insurers, directors, officers, agents, employees and stockholders, from any and all claims, suits, litigations, judgments, costs, expenses, losses or damage whatsoever, including reasonable attorneys’ fees and expenses, arising out of or relating to any deaths, personal injury, sickness or condition, loss or destruction of property, and/or any loss of the time, or use of the Aircraft or other equipment, or loss of time of employment of persons in respect to any claimed loss, injury or damage for which liability might be imposed under any of the laws of any jurisdiction by reason of an accident involving the Aircraft.

Lessor and Lessee agree to deliver such duly executed instruments as may be required to accomplish the foregoing.

10.4

If the Aircraft or any part or component thereof shall suffer any loss, destruction, theft, taking or damage, other than as set forth in Article 10.2 above, Lessee shall at its own expense promptly restore the Aircraft to a good and safe and airworthy condition, repair and working order, including, without limitation, replacing all equipment, parts or components of the Aircraft as shall have been lost, destroyed, stolen, taken or damaged with Manufacturer approved equipment, parts or components of equal or greater value. After any such repairs or replacements are completed, Lessee shall certify to Lessor that the Aircraft has been inspected by an FAA-authorized Inspector and has in effect a current FAA Certificate of Airworthiness. All insurance proceeds paid to Lessor as a result of such damage, pursuant to Article 9.1(A) hereof, shall be available to reimburse Lessee for the reasonable costs of all required repairs, provided that no “Event of Default” (reference Article 13) has occurred and is continuing.

10.5	No loss, destruction, theft, taking of or damage to the Aircraft, however occurring and whether or not the same is covered by insurance, shall relieve Lessee of any of its obligations under this Lease.

ARTICLE 11: GENERAL INDEMNITIES

11.1	Lessee shall exonerate and indemnify Lessor, its officers, employees, representatives, insurers, agents and assigns, against and hold them harmless from, any and all claims, actions, suits, proceedings, losses, judgments, damages and liabilities (including reasonable attorneys’ fees) and all other costs and expenses in connection therewith or incident thereto, for death or injury to any person (other than Lessor or Lessor’s employees) whomsoever, and for any loss or damage to, or destruction of, any property whatsoever, caused by or arising out of, or in any way connected with or resulting from:

(A)	the Aircraft or any property or persons aboard or connected with the Aircraft;

(B)	the manufacture, acquisition, selection, delivery, possession, use, condition, operation, storage, maintenance, servicing, repair or return of the Aircraft; and

(C)	strict liability in tort relating to the Aircraft, provided that Lessee shall have no obligation to indemnify Lessor for any acts or omissions on the part of the manufacturer of the Aircraft or any of its parts or components;

but only to the extent any such claims, actions, suits, proceedings, losses, judgments, damages and liabilities are caused by or arise out of or result from any errors, acts, omissions or negligence on the part of Lessee.

11.2	LESSEE HEREBY AGREES TO RELEASE, PROTECT, INDEMNIFY AND HOLD LESSOR HARMLESS, TOGETHER WITH ITS OFFICERS, EMPLOYEES, REPRESENTATIVES, AGENTS AND INSURERS, FROM AND AGAINST ANY AND ALL CLAIMS, ACTIONS, SUITS, PROCEEDINGS, JUDGMENTS, COSTS, FINES, EXPENSES, LOSSES, DAMAGES AND LIABILITIES WHICH IN ANY MANNER RELATE TO OR ARISE OUT OF THE INJURY OR DEATH OF ANY PERSON, OR DAMAGE TO OR LOSS OF PROPERTY, OCCASIONED BY OR RESULTING FROM (A) ANY ACCIDENT OR FAILURE OF THE AIRCRAFT OR ANY OF ITS EQUIPMENT WHICH OCCURS AT ANY TIME DURING WHICH LESSEE OWNS AND/OR OPERATES THE AIRCRAFT, (B) ANY ACTS OR OMISSIONS OF LESSEE IN THE INSPECTION, REPAIR, MAINTENANCE, SERVICING OR OPERATION OF THE AIRCRAFT, AND (C) ANY ACTS OR OMISSIONS OF LESSEE IN FULFILLING THE WARRANTIES AND COVENANTS STIPULATED IN THIS AGREEMENT.

11.3	With respect to causes of action accruing during the Lease Term, the indemnities specified above in Article 11.1 shall remain in full force and effect notwithstanding the expiration or other termination of this Lease.

ARTICLE 12: LICENSES, CERTIFICATES, PERMITS, FEES AND TAXES

12.1	Lessee shall, at its sole expense, procure and maintain in effect all licenses, certificates, permits and other approvals and consents required by any municipal, state, federal or foreign laws and regulations in connection with the possession, use and operation of the Aircraft. Lessee shall pay promptly when due all registration, title, license, landing, toll, permit and certificate fees, all assessments, sales, use, gross receipts, property and any and all other taxes or other charges of whatever nature (hereinafter collectively called “Impositions”) and by whomever payable (except federal or state taxes levied on Lessor’s net income), now or hereafter imposed by any state, federal, local or foreign governmental authority upon any use, ownership, rental, shipment, transportation, delivery or operation of the Aircraft or upon or measured by any payments due hereunder.

12.2	If any such Impositions and any penalties or interest thereon shall be paid by Lessor or if Lessor is required to collect and pay any thereof, Lessee shall, upon demand by Lessor, promptly reimburse Lessor for such sums and for any expenses incurred therein, and any such payment made by Lessor for Lessee shall not relieve Lessee from its obligation to pay all such Impositions as provided hereunder.

ARTICLE 13: DEFAULT AND REMEDIES

13.1	An “Event of Default” shall be deemed to occur if:

(A)	Lessee either (1) fails to pay when due any monthly rental payment or any other sum scheduled to be payable to Lessor under this Lease, or (2) if the failure continues for a period of five (5) days after Lessor has given Lessee notice of the failure;

(B)	Lessee fails to pay when due any unscheduled payment payable to Lessor under this Lease, and such failure continues for a period of five (5) days after Lessor has given Lessee notice of the failure;

(C)	Lessee fails to perform or observe any material covenant, warranty, condition, obligation or agreement to be performed, honored or observed by it hereunder, if such failure continues for a period of seven (7) days after Lessor has given Lessee notice of such failure;

(D)	any carrier of insurance cancels or reduces coverage under any policy of insurance required hereunder or determines that Lessee is an uninsurable risk at standard rates;

(E)	Lessor determines that any material warranty or representation of Lessee herein was untrue when made;

(F)	Lessee’s Air Carrier Certificate (reference Article 1.3) is revoked or suspended for any reason;

(G)	Lessee ceases doing business as a going concern, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts as they become due or such fact is determined in a judicial proceeding, files a voluntary petition in bankruptcy, has a petition in bankruptcy filed against it, is adjudicated a bankrupt or an insolvent, files a petition seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar arrangement under any present or future statute, law or regulation, or files an answer admitting the material allegations of a petition filed against it in any such proceedings, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of it or of all or any substantial part of its assets or properties, or if it or the holders of its Common Stock shall take any action contemplating its dissolution or liquidation (but excluding a filing of technical insolvency with the Internal Revenue Service for income recognition purposes);

(H)	Lessee attempts to sell, transfer, sublet, encumber or part with possession of the Aircraft or any item thereof in breach of this Lease; or

(I)	Lessee is in default under any obligation in excess of $1,000,000 which it has for the payment of money to any person or entity.

13.2	Upon the occurrence of any Event of Default, Lessor may elect to declare this Lease to be in default and immediately take one or more of the following actions:

(A)	proceed by appropriate court action or actions either at law or in equity to enforce performance by Lessee of the applicable covenants and terms of this Lease or to recover from Lessee any and all damages or expenses which Lessor shall have sustained by reason of Lessee’s default under this Lease or on account of Lessor’s enforcement of its remedies hereunder;

(B)	terminate Lessee’s rights under this Lease, whereupon Lessee, at Lessee’s sole cost and expense, shall cause the Aircraft to be delivered to Lessor in accordance with Article 14;

(C)	declare all rentals and other sums payable by Lessee under this Lease immediately due and payable;

(D)	take possession of the Aircraft, whereupon Lessee’s right to the possession of the Aircraft shall terminate;

(E)	apply for a court order authorizing or directing either Article 13.2 (B) or (D);

(F)	pending final determination of any claim arising under the Lease obtain an order or orders for any or all of the following: preservation of the Aircraft; possession, control or custody of the Aircraft; immobilization of the Aircraft; and/or lease or management of the Aircraft and the income therefrom; and/or

(G)	enforce any other right or remedy afforded to Lessor under applicable law (including but not limited to the Cape Town Treaty).

13.3	In the event of any such repossession as provided above in Article 13.2, Lessor may either lease the Aircraft or any portion thereof on such terms and to such persons as Lessor may elect, or sell the Aircraft or any portion thereof at public or private sale, following commercially reasonable notice of sale, but without presence of the Aircraft at the place of sale. If the Aircraft is leased, sold or otherwise disposed of pursuant to this Article 13.3, Lessee shall be liable to Lessor for and Lessor may recover from Lessee, as liquidated damages for the breach of this Lease and not as a penalty, the amount by which the proceeds of such lease, sale or disposition (less the expense of retaking, repairing, refurbishing, storing, servicing, flight testing, demonstrating, leasing, selling or otherwise disposing of the Aircraft) is less than the sum of:

(A)	all due and unpaid monthly rental payments for the Aircraft through the date of repossession;

(B)	the applicable fair market value of the Aircraft (in the event that the Aircraft is sold pursuant to this Article 13.3);

(C)	an amount equal to all accrued Impositions and other amounts payable hereunder by Lessee with respect to the Aircraft;

(D)	all costs, expenses, losses and damages incurred or sustained by Lessor by reason of Lessee’s default hereunder; and

(E)	interest at 1.25 times the prime interest rate charged by Bank of America (New York, N.Y.), on each of the foregoing and on all sums not paid when due under any provision of this Lease.

If on the date of such termination or repossession the Aircraft has been lost, destroyed, stolen, taken or damaged, or is subject to any levy, seizure, assignment, imposition, application for sale for or by any creditor or governmental agency, Lessee shall also be liable to Lessor for the amounts specified in Article 10, less the amount of any insurance recovery received by Lessor in connection therewith. Lessee hereby waives any and all rights to notice and to a judicial hearing with respect to the repossession of the Aircraft by Lessor in the event of a default hereunder by Lessee. Lessee also expressly waives any damages occasioned by Lessor’s taking of possession of the Aircraft as provided above in Article 13.2.

13.4	No right or remedy conferred upon or reserved to Lessor by this Lease shall be exclusive of any other right or remedy herein or provided by law or at equity. All rights and remedies conferred upon Lessor by this Lease or by law shall be cumulative and in addition to every other right and remedy available.

13.5	In the event of any Event of Default, Lessee will pay to Lessor a reasonable sum for attorneys’ fees and such costs and expenses as shall have been incurred by Lessor in the enforcement of any right or privilege hereunder.

ARTICLE 14: RETURN OF AIRCRAFT

14.1	Upon the expiration or termination of this Lease, Lessee will, unless a loss or damage to the Aircraft has occurred, at its expense and within forty-eight (48) hours: (i) redeliver the Aircraft and all Technical Records to Lessor at such airport facility located within the continental U.S. as Lessor may in its sole discretion designate; (ii) cause the Aircraft and all Technical Records to satisfy and comply with all the provisions of Article 14.2; (iii) cause the Aircraft to be free and clear of all security interests, registrations and liens (other than liens caused by Lessor); and (iv) cause the following items relating to the Aircraft to be delivered to Lessor:

(A)	All records of maintenance, preventative maintenance, alterations and major repairs;

(B)	All airframe and engine logbooks endorsed for current total time and cycles for the airframe, total time and cycles for each engine and an entry for total time and cycles since overhaul and hot section inspection for each engine. The airframe logbook must include all appropriate endorsements (i.e. maintenance releases) verifying that the avionics have been periodically tested and inspected in accordance with all applicable provisions of the FAR requirements and Lessee’s Maintenance Program;

(C)	A current written summary certified by an FAA-licensed mechanic listing the status of all applicable Airworthiness Directives, Mandatory Service Bulletins, and Service Bulletins for the airframe, engines and appliances; and

(D)	A written summary certified by an FAA-licensed mechanic of the current status of life limited and/or overhauled components for the airframe, engines (in accordance with the Manufacturer’s recommended intervals), engine accessories and appliances as defined in the most current revision(s) of all Manufacturers’ maintenance publications applicable to the Aircraft.

In addition, Lessee must provide the following documentation and data for each component having an overhaul or inspection requirement of life limit, which components are identified in pertinent sections of Lessee’s Maintenance Program applicable to the Aircraft as follows: (i) an airworthiness release certificate or maintenance release tag, (ii) the vendor work order or copy thereof verifying the details of each component overhaul, and (iii) an appropriate record certifying the date and expended time status of the component when installed (i.e. copy of log or inspection squawk card). The three items identified in the preceding sentence must be properly organized and provided on board the Aircraft at the time it is returned to Lessor in order for the Aircraft to satisfy the requirements of this Article 14.

To the extent not covered above, Lessee will also deliver to Lessor all work cards, computerized maintenance history, component serviceability tags, STCs, 337s, NDT radiographs, maintenance manuals, structural repair manuals, flight manuals, and crew manuals in an acceptable media, including CD-ROM. All manuals or other documents delivered to Lessor which are subject to periodic revision will be fully up-to-date and current to the latest revision standard of any particular manual or document. If the Aircraft is on a computerized maintenance program, such program will be up-to-date in accordance with the Manufacturer’s recommended maintenance schedule and fully assignable to Lessor at redelivery.

Lessee acknowledges that each of the items described above must be provided to Lessor upon return of the Aircraft, regardless of whether Lessee has conducted its periodic inspections of the Aircraft pursuant to pertinent sections of Lessee’s Maintenance Program or in accordance with an inspection program approved by the FAA. Lessee hereby expressly waives its right of objection to the right of Lessor under this Agreement to demand redelivery of the Aircraft and logbooks upon an Event of Default being notified by Lessor to Lessee.

14.2	Upon the expiration or termination of this Lease, including by the sale of the Aircraft to a third party, Lessee (at its sole cost and expense) shall cause the Aircraft to comply with each of the following provisions at the time it is redelivered to Lessor:

(A)	General Conditions

(1)	The Aircraft will be in an airworthy and fully serviceable condition with all systems fully functional and operational. The Aircraft will have no airworthiness or safety of flight discrepancies, and no carry-over or deferred defects of any kind in existence.

(2)	The Aircraft will comply with the Manufacturer’s original specifications and have installed the full complement of engines and other equipment, parts, accessories and loose equipment as installed in the Aircraft at delivery to Lessee. Any aircraft system added or modified by supplemental modification action will also be fully operational and functional.

(3)	The Aircraft will have a current FAA Certificate of Airworthiness. In this regard, the Certificate of Airworthiness will be currently validated by appropriate entries duly executed by currently licensed FAA inspectors in all applicable logbooks for the Aircraft. Lessee will be solely responsible for all costs and expenses incurred in obtaining the Certificate of Airworthiness, including but not limited to, all aircraft inspections required for issuance of the Certificate of Airworthiness.

(4)	The Aircraft will be current and in complete compliance with the Manufacturer’s recommended Maintenance Program (ref. FAR 91.409[f][3]), specifically including all applicable Manufacturer’s recommended maintenance schedules for the airframe, engines, propellers and avionics. The Aircraft will be in complete compliance with all requirements of the FAA. All of the Aircraft’s maintenance will be signed off in accordance with the regulations of the FAA and the above designated inspection program.

(5)	(i) Compliance with Maintenance Schedule: All of the Aircraft’s airframe, engine (including hot section inspections), propeller and avionic component overhaul periods, mandatory life limitations and other specifications will be complied with pursuant to the applicable Manufacturer’s recommended maintenance schedule.

(ii) Engines: All maintenance on the Engines shall be current and up-to-date, and Lessee shall have complied with all requirements stipulated above in Article 7.8 (Engine Maintenance Costs and Consumption Fee) and Article 7.9 (Substitution and Ownership of Parts and Engines).

(iii) Life Limited Components: The Aircraft (excluding only its engines) shall be in no worse condition upon redelivery by Lessee to Lessor than the condition it was in at the time it was delivered by Lessor to Lessee at the inception of the Lease, reasonable wear and tear excepted. The standard for determining Lessee’s compliance with this requirement will be the Aircraft’s various life limited components identified in Chapters 4 and 5 of the Beech 1900D maintenance manual. Thus, at redelivery, each life limited component must have no less life remaining on the component than said component had at the time the Aircraft was delivered to Lessee. Should any life limited component fail to meet the above standard, Lessee will either (a) replace the non-compliant component with another component of like kind which meets the above standard, or (b) pay to Lessor a financial adjustment with respect to such non-compliant component in an amount equal to the cost of replacing the non-compliant component based upon Lessor’s typical cost for overhauling such component (“Overhaul Cost”), which Overhaul Cost will be prorated to an amount equal to the amount of life (as a percentage) that was remaining on the non-compliant component at the time the Aircraft was delivered to Lessee less the amount of life (as a percentage) that is remaining on the non-compliant component at the time the Aircraft is redelivered to Lessor. For sake of clarity, the Engines shall not be subject to the requirements of this subclause 5(iii), but the Engines shall be subject to the provisions of subclauses 5(i), 5(ii) and 5(iv) of the present Article 14.2(A).

(iv) Documentation: Lessee will provide evidence to Lessor, in such form and substance as is consistent with generally accepted industry practice and standards, of its compliance with the requirements of items (i), (ii) and (iii) above, such evidence to include “yellow” tags, release certificates, certificates of conformance or other such documentation verifying the origin and condition of components at installation. A serial number verification of all components will be performed. In the event documentation does not exist to verify the origin and condition of components at installation, Lessee will overhaul and/or replace all such components with components in a zero-time or fully overhauled condition.

(6)	All Airworthiness Directives, Service Bulletins, Mandatory Service Bulletins and other mandatory orders issued by the FAA or the Manufacturer affecting the Aircraft’s airframe, engines, propellers and avionics which exist at the time of return will be fully complied with and satisfied.

(7)	A current Phase Inspection will have been performed on the Aircraft by an FAA authorized Certified Repair Station acceptable to Lessor immediately preceding redelivery in the manner stipulated in the Manufacturer’s recommended Maintenance Program with all discrepancies discovered corrected by Lessee. Lessor acknowledges that Lessee’s repair facility is acceptable, provided that Lessee maintains its Part 121 and Part 145 certifications.

(8)	The Aircraft will have installed all applicable vendors’ and manufacturer’s service bulletin kits received free of charge by Lessee that are appropriate for the Aircraft. If these optional service bulletin kits have not been installed, they must be returned with the Aircraft.

(9)	The Aircraft will have all signs and decals clean, secure and legible.

(B)	Fuselage, Windows and Doors

(1)	The fuselage will be free of major dents and abrasions, and patches with loose, pulled or missing rivets.

(2)	The windshield will be free of cracks. Any delamination must be approved by the Manufacturer or Lessor. Windshield heat must be operational.

(3)	The cabin side windows will be free of delamination, warpage, blemishes, crazing and will be properly sealed.

(4)	The doors will be free moving, correctly rigged and be fitted with serviceable seals.

(5)	Any and all structural repairs on the Aircraft will be permanent in nature and fully in accordance with the Manufacturer’s guidelines and will be approved where necessary by FAA documentation. Where possible, new repairs to the fuselage skin panels will be executed by means of “flush or insert” repair methods.

(C)	Wings and Empennage

(1)	The leading edges will be free from damage, normal wear and tear excepted.

(2)	The wings will be free of fuel leaks.

(D)	Interior

(1)	The ceiling, sidewalls and bulkhead panels will be clean and free of cracks and stains.

(2)	All seat covers will be in good condition, clean and free of stains and meet applicable FAR fire regulations (burn certifications), normal wear and tear excepted.

(3)	All seats will be serviceable, in good condition and recovered as necessary, normal wear and tear excepted.

(4)	All emergency equipment will be in good working condition.

(E)	Cockpit

(1)	The fairing panels will be free of stains and cracks, will be clean, secure and repaired as necessary.

(2)	Floor coverings will be clean and effectively sealed.

(3)	The seat covers will be in good condition, clean and free of stains and will conform to applicable FAR fire regulations (burn certifications), normal wear and tear excepted.

(4)	Seats will be serviceable, in good condition and will be recovered as necessary, i.e. if condition of the seat covers exposes seat cushions.

(F)	Cargo Compartments

(1)	All panels and cargo nets will be in good condition.

(G)	Landing Gear

(1)	The landing gear and wheel wells will be clean, free of leaks and repaired as necessary.

(H)	Corrosion

(1)	The Aircraft will have been inspected and treated with respect to corrosion as defined in FAA Advisory Circular AC43-4A, Corrosion Control for Aircraft. Reference 1900D Structural Repair Manual for repairs.

(I)	Miscellaneous

(1)	The Aircraft will not have incurred any reduction of the specified fatigue life or require additional maintenance inspections over and above that determined by the Aircraft Manufacturer.

(2)	The Weight and Balance Schedule and Equipment List will be current and represent the Aircraft’s current configuration at the time of return.

(3)	The Aircraft will not be accepted, flight tested or undergo inspection by Lessor with a rental engine(s) installed.

(4)	Physical redelivery condition of the Aircraft relating to paint, seat covers, carpet, tires and brakes shall be subject to normal wear and tear conditions.

14.3	Immediately prior to redelivering the Aircraft, Lessee will make the Aircraft available to Lessor for inspection (“Final Inspection”) in order to verify that the condition of the Aircraft complies with this Lease. All costs in connection with the Final Inspection (except for Lessor’s own inspectors’ salaries, travel expenses and other out-of-pocket expenses) will be for the account of Lessee. The Final Inspection will be long enough to permit Lessor to:

(A)	Inspect the Aircraft, Engine and Propeller logbooks and Technical Records;

(B)	Inspect the Aircraft and uninstalled Parts;

(C)	Inspect each Engine, including without limitation, a full boroscope and a full maintenance manual power assurance engine test run; and

(D)	Observe a one-hour demonstration flight (with Lessor’s representatives as onboard observers).

14.4	To the extent that, at the time of Final Inspection, the condition of the Aircraft or an Engine does not comply with this Lease, Lessee will at its option:

(A)	Immediately rectify the non-compliance and to the extent the non-compliance extends beyond the expiration of the Lease, the Lease Term will be automatically extended on a day-to-day basis and this Lease will remain in force until the non-compliance has been rectified; or

(B)	Redeliver the Aircraft to Lessor and indemnify Lessor, and provide to Lessor’s satisfaction, cash as security for the indemnity, against the cost of putting the Aircraft or Engine (as the case may be) into the condition required by this Lease.

14.5	Provided Lessee has complied with its obligations under this Lease, following redelivery of the Aircraft by Lessee to Lessor, Lessor will deliver to Lessee an acknowledgment confirming that Lessee has redelivered the Aircraft to Lessor in accordance with the Lease. Lessor reserves the right to claim restitution for hidden damages (exclusive of Manufacturer’s defects) which were caused by or which should have been reasonably discovered by Lessee due to its operation of maintenance of the Aircraft, but which could not be detected during the Aircraft return inspection process noted in Articles 14.3 and 14.4.

14.6	Lessee’s Maintenance Program

(A)	Prior to the expiration or termination of the Lease and upon Lessor’s request, Lessee will provide Lessor or its agent reasonable access to Lessee’s Maintenance Program and the logbooks and Technical Records in order to facilitate the Aircraft’s integration into any subsequent operator’s fleet; and

(B)	Lessee will, if requested by Lessor to do so, upon return of the Aircraft, deliver to Lessor a certified, true, current and complete copy of Lessee’s Maintenance Program, provided that Lessor shall not disclose any such program to a third party without Lessee’s prior written consent or a court order directing such disclosure.

ARTICLE 15: ASSIGNMENTS AND BENEFITS

15.1	This Lease may be assigned by Lessor, at its sole discretion and at any time, either in whole or in part, upon written notice to Lessee but without further consent from Lessee. Lessee hereby consents to any and all assignments or sales of, or the granting of participations in, this Lease.

15.2	This Lease may not be assigned by Lessee, either in whole or in part, without the prior written consent of Lessor.

15.3	The Aircraft leased hereunder may not be subleased or rented by Lessee to another party without the prior written consent of Lessor.

15.4	This Lease shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns.

15.5	Subject to Lessee’s right to possession of the Aircraft as long as no Event of Default has occurred and is continuing, Lessor may subject the Aircraft to the security interests of a lender to Lessor or otherwise subordinate the Lease to any financing agreement, and may provide the benefit of this Lease to such lender as security for Lessor’s obligations to its lenders. Lessee agrees to cooperate in all reasonable respects with Lessor and Lessor’s lender with regard to such subordination, security interest or other financing agreement, and to execute such documentation as may reasonably be requested by Lessor or by Lessor’s lender in connection therewith. Without limiting the foregoing, Lessee agrees upon the request of Lessor, from time to time, to execute a written certificate certifying the following points:

(A)	that the Lease has not been modified and remains in full force and effect; or, if the Lease has been modified, what the modifications are and that the Lease as so modified remains in full force and effect;

(B)	stating the date to which the monthly rental payments and other charges have been paid;

(C)	acknowledging that to the knowledge of Lessee there are no uncured defaults on the part of Lessor under the Lease; or, alternatively, specifying any such default claimed by Lessee; and

(D)	acknowledging that Lessee has no claims against Lessor under the Lease; or, alternatively, specifying any such claims that Lessee has against Lessor.

ARTICLE 16: NOTICES

16.1	Any formal notice required or allowed hereunder shall be deemed sufficiently given if personally delivered or sent by certified mail (return receipt requested) or telefacsimile to the party to whom said notice is to be given. Notices sent by certified mail, return receipt requested, shall be deemed to be served seventy-two (72) hours after the date said notice is postmarked to the addressee, postage prepaid. Notices sent by telefacsimile shall be deemed to have been served on the day sent.

16.2	Until changed by written notice given by either party to the other, the addresses of the parties shall be as follows:

(A)	The Lessor:

Raytheon Aircraft Credit Corporation

Attn: President

8300 East Thorn Drive, Suite 100

Wichita, Kansas 67226

Telefacsimile: (316) 676-4636

(B)	The Lessee:

Great Lakes Aviation, Ltd.

Attn: President

1022 Airport Parkway

Cheyenne, Wyoming 82001

Telefacsimile: (307) 432-7001

16.3	The designated addresses of both parties must be located within the United States of America.

ARTICLE 17: LESSEE’S REPRESENTATIONS, WARRANTIES AND COVENANTS

17.1	Lessee represents, warrants and covenants to Lessor each of the following:

(A)	Lessee is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated, and is duly qualified and authorized to do business wherever the nature of its activities or the ownership of its properties require such qualification and authorization.

(B)	Lessee’s address noted above is its address for purposes of determining whether Lessee is situated in a Contracting State as defined in the Cape Town Treaty. Lessee further confirms that its appointment as Transaction User Entity was a valid and enforceable act as to the Lessee, the appointment of its Administrator was a valid and enforceable act and the Administrator and/or the appointed Professional User has the authority to bind the Lessee and make registrations on the International Registry. Lessee agrees to indemnify and hold Lessor harmless for any fees, cost or expenses (including attorney fees and costs for preparing documents and/or litigation) incurred by Lessor should the appointments of the Lessee’s Administrator or Professional User be deemed invalid or ineffective.

(C)	Lessee has the full power, authority and legal right to execute, deliver and perform the terms of this Lease. This Lease has been duly authorized by all necessary corporate action of Lessee and constitutes a valid and binding obligation of Lessee, enforceable in accordance with its terms. Lessor hereby confirms that Lessee, by virtue of entering into this Agreement, shall not be deemed by Lessor to be in default of any other agreement currently existing between Lessor and Lessee.

(D)	There is no law, nor any charter, bylaw or preference share provision of Lessee, nor any provision in any existing mortgage, indenture, contract or agreement binding upon Lessee, which would be contravened by the execution, delivery or performance by Lessee of this Lease.

(E)	No consent of the shareholders or of any trustee or holder of any indebtedness of Lessee is or will be required as a condition to the validity of this Lease or, if required, all such consents have been duly obtained and certified copies thereof shall be delivered to Lessor.

(F)	No registration with, or approval of, any governmental agency or commission is necessary for the execution, delivery or performance by Lessee of the terms of this Lease or for the validity hereunder; or, if required, all such registrations and approvals have been duly made or obtained and certified copies thereof shall be delivered to Lessor.

(F)	There are no outstanding or unpaid judgments against Lessee, with the exception of those already disclosed to Lessor, and there is no action or proceeding pending or, insofar as Lessee knows, threatened against Lessee before any Court or administrative agency which in Lessee’s reasonable opinion might have any material adverse effect on the business, condition or operations of Lessee except as disclosed by Lessee to Lessor at time of execution of this Lease.

(G)	Lessee is the holder of Air Carrier Certificate No. GL-BA0-31A issued pursuant to 14 CFR §121/135, or other such certificates that may be deemed to replace the aforementioned certificate by the FAA.

17.2	Throughout the Lease Term, Lessee shall furnish to Lessor such financial reports and information concerning Lessee and its business operations as Lessor may from time to time request.

17.3	Throughout the Lease Term, Lessee agrees to provide Lessor with reasonable access (which, prior to the occurrence of an Event of Default, shall be during normal business hours) to the Aircraft as may be requested by Lessor in order to permit Lessor to monitor the condition and status of the Aircraft, including, without limitation, access to the Technical Records.

ARTICLE 18: DISPUTES

18.1	In the event any dispute, claim or controversy arising under or in connection with this Lease results in litigation between Lessor and Lessee, then the successful party in the litigation shall be entitled to recover its reasonable attorneys’ fees in prosecuting and/or defending the litigation.

ARTICLE 19: MISCELLANEOUS

19.1	This Lease may not be amended except in writing signed by duly authorized representatives of both parties.

19.2	Any forbearance or indulgence by Lessor hereunder, regardless of its nature or duration, shall not constitute in any circumstance a waiver of any of Lessor’s rights or remedies.

19.3	Any provision of this Lease which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition; however, such unenforceability in any such jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

19.4	Time is of the essence with respect to all of the provisions of this Lease.

19.5	The headings to the various Articles herein are for convenience only and do not define or limit the terms thereof.

19.6	If Lessee fails to pay or perform any obligations payable or performable under this Lease, Lessor may, at its option, cure such failure at Lessee’s expense.

19.7	THIS LEASE IS MADE AND ENTERED INTO IN THE STATE OF KANSAS AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF KANSAS (AND THE CAPE TOWN TREATY). THE PARTIES AGREE THAT ANY LEGAL PROCEEDING BASED UPON THE PROVISIONS OF THIS LEASE SHALL BE BROUGHT IN EITHER THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF KANSAS AT WICHITA, KANSAS, OR IN THE STATE DISTRICT COURT (EIGHTEENTH JUDICIAL DISTRICT) OF SEDGWICK COUNTY, KANSAS, TO THE EXCLUSION OF ALL OTHER COURTS. THE PARTIES CONSENT AND AGREE TO BE SUBJECT TO THE JURISDICTION OF THE AFORESAID COURTS IN ANY SUCH PROCEEDINGS.

19.8	Upon termination of this Lease for any reason or return of the Aircraft to Lessor (by repossession or otherwise), Lessee will execute a lease termination acceptable to Lessor and in a form necessary to terminate this Lease of record with the FAA and/or discharge or consent to a discharge of the registration of the International Interest created hereby on the International Registry.

19.9	Lessee hereby appoints Lessor as its attorney-in-fact with right of substitution to, in the case of an Event of Default, execute any and all documents, permits, applications, instructions discharges, lease terminations or other instruments necessary to terminate Lessee’s interests under this Lease, discharge any interest on the International Registry, and to assert, pursue, litigate and settle any insurance or other claims for any loss or damage and collect any insurance or other proceeds pertaining to any Aircraft (including, but not limited to, endorsing Lessee’s name on all instruments and other remittances payable to Lessee with respect to such insurance or other proceeds thereof) take any other action or execute any other document required to be taken or executed by Lessee with respect to such Aircraft. Lessor’s performance of such actions or execution of such documents shall be taken or not taken in its sole discretion and shall not relieve Lessee from any obligation or cure any default under this Lease. This power of attorney is coupled with an interest and is irrevocable and shall be in force for the latter of five (5) years or termination of this Lease. Lessee shall also provide an originally certified board resolution authorizing the execution of this Lease and the power of attorney granted herein. If Lessor is required to evidence an Event of Default with the FAA in order to execute a lease termination on behalf of the Lessee, Lessee agrees that the FAA may rely on a unilateral statement by Lessor that there has been an Event of Default hereunder.

19.10	This Lease constitutes the entire agreement between and among the parties with respect to the subject matter hereof. All Exhibits attached to this Lease are hereby incorporated as an integral part of this Lease. There are no written or oral understandings, agreements, representations or warranties between the parties which are not expressly set forth herein. This Lease supersedes and merges all prior agreements and understandings between the parties, both written and oral.

19.11	This Lease and the Exhibits attached hereto are confidential between Lessor and Lessee. The terms and conditions set forth herein may not be disclosed in any fashion, either in whole or in part, to any third party (excluding governmental authorities and the disclosing party’s legal counsel, financial institution and accountants, and further excluding any disclosure required by applicable Federal or State laws, including securities laws) unless the party desiring to make such disclosure first obtains the express written approval of the other party.

ARTICLE 20: EARLY TERMINATION OPTION

20.1	Both Lessee and Lessor shall have the right and option to terminate this Lease prior to the expiration of the Lease Term (“Early Termination Option”) pursuant to the terms set forth in this Article 20.

20.2	Lessee may exercise the Early Termination Option by serving written notice on Lessor of its intent to terminate this Lease, which notice must be served no less than ninety (90) calendar days prior to the date on which Lessee proposes to terminate the Lease; provided that the date upon which Lessee proposes to terminate the Lease must be on or after the first anniversary of the Lease Commencement Date. Lessee’s exercise of the Early Termination Option is subject to the following conditions: (a) Lessee has determined in good faith, subject to Lessor’s reasonable verification, that it is unprofitable for Lessee to utilize the Aircraft in conjunction with Lessee’s essential air service program operations, and (b) Lessee shall return the Aircraft to Lessor in accordance with the provisions of Article 14 of the Lease Agreement.

20.3	Lessor may exercise the Early Termination Option, for any reason, by serving written notice on Lessee of its intent to terminate this Lease, which notice must be served no less than ninety (90) calendar days prior to the date on which Lessor proposes to terminate the Lease; provided that the date upon which Lessor proposes to terminate the Lease must be on or after the first anniversary of the Lease Commencement Date. In the event that Lessor exercises the Early Termination Option, Lessee shall return the Aircraft to the Lessor in accordance with the provisions of Article 14 of the Lease Agreement.

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IN WITNESS OF the mutual promises, covenants and agreements set forth above, the parties have caused their duly authorized officers to execute this Lease at Wichita, Kansas, on the date and year indicated below.

RAYTHEON AIRCRAFT CREDIT CORPORATION

By:
David A. Williams
Vice President – General Counsel

Date of Execution:

“Lessor”

GREAT LAKES AVIATION, LTD.

By:
Michael Matthews
Vice President & Chief Financial Officer

Date of Execution:

“Lessee”

Exhibit A

Additional Lease Details

Aircraft:

Manufacturer’s Serial Number:

Registration Number:

(1)	Article 2.1: Lease Term:

(2)	Article 2.2: Rental Payments:

(3)	Article 2.4: Security Deposit:

(4)	Article 7.8(B): Consumption Fee:

(5)	Article 9.1(A): Stipulated Value:

(6)	Engines – Special Provisions:

EXHIBIT B

Certificate of Final Acceptance

This Certificate of Final Acceptance is delivered on the date set out below by Great Lakes Aviation, Ltd. (“Lessee”) to Raytheon Aircraft Credit Corporation (“Lessor”) pursuant to the Operating Lease Agreement dated                     , between Lessor and Lessee (the “Lease”). The capitalized terms used in this Certificate shall have the meaning given to such terms in the Lease.

1.	DETAILS OF THE ACCEPTANCE

Lessee hereby confirms to Lessor that Lessee has, at          o’clock on this      day of             , accepted the following, in the condition required and in accordance with the provisions of the Lease:

(a)	Aircraft:	Beech 1900D Airliner¹ (described as BEECH AIRCRAFT CORPORATION Model 1900D on the International Registry drop down menu) Serial Number: FAA Registration No.:

(b)	Engines:

	(c)	Propellers:

(d)	Loose Equipment Check List and Manuals & Records:

¹	The airframe is type certified to transport at least eight persons including crew, or goods in excess of 2750 kilograms.
²	Each of the propellers have at least 750 rated take off shaft horsepower.

(e)	Status:

	Aircraft Total Time:	Hours

	Flight Hour Meter:	Hours

Total Cycles:

Delivery Location:

2.	CONFIRMATION

Lessee confirms to Lessor that as at the time indicated above, being the delivery:

(a)	the representations and warranties contained in the Lease are hereby repeated;

(b)	the aircraft is insured as required by the Lease; and

(c)	Lessee’s authorized technical experts have thoroughly examined and inspected the Aircraft to ensure the aircraft conforms to Lessee’s requirements. The Aircraft is in accordance with the specifications of the Lease and satisfactory in all respects.

3.	IN WITNESS WHEREOF

Lessee has, by its duly authorized representative, executed this Certificate on the date in Paragraph 1 above.

GREAT LAKES AVIATION, LTD.

By:

Print Name:

Title: